Exhibit 99

Dear Shareholder:

The events of the past few weeks have been extraordinary. In a very short period of time we have witnessed the demise of major Wall Street investment firms, congressional approval of a very large program to provide taxpayer support to the financial markets, a historic drop in value in the stock market followed by a historic rise in the market followed by a historic drop and similar events in Europe and Asia. It hasn't been fun, but no one should be bored!

Fortunately, we live and operate in the Upstate of South Carolina where we continue to enjoy a relatively stable local economy. That is not to say that we are immune from the issues impacting the national economy. However, we appear to have avoided some of the more severe housing problems that have impacted other parts of the country. We expect to see higher unemployment and rising credit problems in the near term, but we believe the fundamentals of the local markets will support continued profitable growth in the future. The financial sector of the stock market has been punished throughout most of 2008 and will probably remain under pressure until there is evidence that the economy has begun to improve.

Enclosed with this letter, please find financial information on GrandSouth Bancorporation for the quarter and nine months ended September 30, 2008. As you will see from the enclosed information, our company continues to grow with total assets equaling $377 million at September 30, 2008, or about 9% above the total of $345 million at December 31, 2007. Earning assets, primarily loans net of reserves and investment securities, grew $28 million to $353 million, or about 9% over the balance outstanding at December 31, 2007 of $325 million.

Net income for the nine months ended September 30, 2008 declined from year earlier levels with earnings of $1.71 million or $.48 per diluted share versus $2.06 million or $.57 per diluted share at September 30, 2007. The reported net income for the first three quarters of 2008 equaled an annualized return on average equity of 9.58%. Quarterly earnings for the September 30, 2008 period amounted to $473 thousand or $.13 per diluted share compared to $706 thousand or $.20 per diluted share for the quarter ended September 30, 2007.

The decline in net earnings for the nine months and quarter ended September 30, 2008 is due in part to a lower net interest margin, or net yield on earning assets, and higher expenses than the year earlier period related to provisions to the reserve for loan losses. The decline in margin is the result of the "compression" or shrinking of the net spread between the yield on earning assets and the cost of funding. The net interest margin for the year-to-date period ended September 30, 2008 equaled 3.71 % versus 4.11% for the same period in 2007.

The provision for loan loss expense through nine months of 2008 equaled $1.39 million versus $680 thousand for the same period in 2007. Higher provision expense was required to support higher volumes of nonperforming assets and a higher loss ratio. Nonperforming assets as a percentage of total assets have risen from .84% at December 31, 2007 to 1.85% as of September 30, 2008. Credit losses as a percentage of average loans have risen from 0.21% for 2007 to 0.37% year-to-date through September 30, 2008.

We believe the remainder of 2008 will continue to be a challenging environment for the economy in general and the financial sector specifically. GrandSouth remains a "well capitalized" financial institution under the regulatory capital guidelines. We remain confident that our officers and employees are well positioned to take every advantage for profitable growth in the months ahead.

As always, we appreciate your continued support.


Mason Y. Garrett, Chairman




Ronald K. Earnest, President

                                  PRESS RELEASE

GREENVILLE, S.C., October 18, 2008 - GrandSouth Bancorporation (OTCBB:GRRB), the bank holding company for GrandSouth Bank, today announced earnings of $1.71 million for the nine months ended September 30, 2008. Net income for the same period in 2007 equaled $2.06 million. The net income for the nine months ended September 30, 2008 equaled an annualized return on average equity of 9.58%. Earnings per diluted share for the nine months ended September 30, 2008, were $.48 versus $.57 per diluted share for the same period of 2007.

Net income for the quarter ended September 30, 2008 equaled $473 thousand or $.13 per diluted share compared to net income of $706 thousand or $.20 per diluted share for the quarter ended September 30, 2007.

Total assets ended the quarter at $377 million, an increase of 9% over total assets of $345 million at December 31, 2007. Loans, net of reserves for losses, grew to $290 million, an increase of 12% above year end 2007 totals of $260 million. Deposits equaled $312 million at September 30, 2008, compared to $306 million at December 31, 2006, an increase of 2%.

The decline in net earnings experienced during the first three quarters of 2008 compared to the year earlier period resulted from an increase in the provision for loan loss expense and a further decline in the net interest margin. Provisions to the allowance for loan losses were increased during the first three quarters of 2008 and totaled $1.4 million versus $680 thousand for the same period in 2007. Net interest margin declined from 4.11% at September 30, 2007 to 3.71% at September 30, 2008. Nonperforming assets equaled 1.85% of total assets at September 30, 2008 compared to .84% at December 31, 2007.

GrandSouth Bancorporation is a public company trading in the over-the-counter market under the symbol GRRB.OB with three offices located at 381 Halton Road, Greenville, S.C., 325 South Main Street, Fountain Inn, S.C. and at 1601 North Fant Street, Anderson, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share data)

                                               At September 30,  At December 31,
                                                    2008             2007 (1)
                                                 (Unaudited)       (Audited)
                                                 -----------       ---------
ASSETS
Cash and Due From Banks ........................  $  9,688          $  4,585
Investment Securities ..........................    62,819            64,752
Loans, net .....................................   290,236           259,786
Other Assets ...................................    14,698            16,001
                                                  --------          --------

Total Assets ...................................  $377,441          $345,124
                                                  ========          ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits ...................  $ 18,030          $ 15,037
Interest bearing deposits ......................   294,443           290,602
                                                  --------          --------
            Total deposits .....................   312,473           305,639

Borrowings .....................................    37,247            13,247
Other liabilities ..............................     3,140             3,771
                                                  --------          --------
            Total liabilities ..................   352,860           322,657

Shareholders' equity ...........................    24,581            22,467
                                                  --------          --------

Total liabilities and shareholders' equity .....  $377,441          $345,124
                                                  ========          ========



GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                                       Three Months                  Nine Months
                                                                                    Ended September 30,          Ended September 30,
                                                                                    -------------------          -------------------
                                                                                    2008           2007          2008           2007
                                                                                    ----           ----          ----           ----
Total interest income ......................................................       $ 6,144       $ 6,767       $18,991       $19,745

Total interest expense .....................................................         3,058         3,663         9,419        10,330
                                                                                   -------       -------       -------       -------
            Net interest income ............................................         3,086         3,104         9,572         9,415

Provision for possible loan losses .........................................           670           255         1,385           680
                                                                                   -------       -------       -------       -------
            Net interest income after provision for possible
                 loan losses ...............................................         2,416         2,849         8,187         8,735

Total noninterest income ...................................................           252           166           645           499

Total noninterest expense ..................................................         1,930         1,911         6,167         6,015
                                                                                   -------       -------       -------       -------
            Income before taxes ............................................           738         1,104         2,665         3,219

Income tax expense .........................................................           265           398           953         1,160
                                                                                   -------       -------       -------       -------
            Net Income .....................................................       $   473       $   706       $ 1,712       $ 2,059
                                                                                   =======       =======       =======       =======
NET INCOME PER COMMON SHARE, BASIC .........................................       $  0.14       $  0.21       $  0.50       $  0.61
                                                                                   =======       =======       =======       =======
NET INCOME PER COMMON SHARE, DILUTED .......................................       $  0.13       $  0.20       $  0.48       $  0.57
                                                                                   =======       =======       =======       =======

(1) The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.